Exhibit 99

CONTACT:	REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707
Alex Forliti – Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS REPORTS FIRST QUARTER REVENUES OF $603 MILLION

-First Quarter Consolidated Revenues Decreased 1.8 Percent-

MINNEAPOLIS, October 8, 2009 — Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today reported consolidated revenues decreased 1.8 percent in the first fiscal quarter of 2010 to $603 million, compared to $614 million a year ago.  First quarter total same-store sales decreased 4.5 percent.

“Our first quarter revenue and same-store sales results were slightly above our plan,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer.  “As we previously discussed, we have always felt the first quarter should be the most challenging quarter of the fiscal year.  We continue to expect that customer visitation patterns will stabilize and, as a result, we should see improvement in our same-store sales beginning in the later half of our second quarter.”

First Quarter Revenues:

Premier Salons Beauty, Inc. (Premier) purchased Trade Secret, Inc. from Regis Corporation on February 16, 2009.  The agreement included a provision that Regis Corporation will supply product to Premier at cost for a transition period of approximately six months following the date of the sale, with possible extension to not more than eleven months.  Reported first quarter 2010 North American product revenues include $17 million of sales to Premier at Regis’ cost.  These sales favorably impacted consolidated total revenue growth by 2.7 percent and consolidated product revenue growth by 12.6 percent.

	For the Three Months Ended September 30, 2009
	Salons		Hair Restoration
	North America	International	Centers	Consolidated
(Dollars in thousands)
Revenues:
Service	$405,141	$28,193	$15,902	$449,236
Product	97,231	10,606	18,479	126,316
Product sold to Premier	16,868	—	—	16,868
Royalties and fees	9,480	—	625	10,105
Total	$528,720	$38,799	$35,006	$602,525

	For the Three Months Ended September 30, 2008
	Salons		Hair Restoration
	North America	International	Centers	Consolidated
(Dollars in thousands)
Revenues:
Service	$417,549	$35,399	$16,087	$469,035
Product	102,713	13,049	18,421	134,183
Royalties and fees	9,672	—	639	10,311
Total	$529,934	$48,448	$35,147	$613,529

First Quarter Same-Store Sales:

For the Three Months Ended September 30,

	2009			2008
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-10.0%	-14.4%	-10.7%	-3.8%	-8.6%	-4.6%
MasterCuts	-2.9	-9.4	-4.0	3.2	-6.9	1.2
Supercuts	0.7	1.5	0.8	2.8	1.6	2.7
Promenade	-4.2	-9.0	-4.8	1.3	5.0	1.7
SmartStyle	-1.3	-3.6	-2.1	3.3	-2.4	1.3
Domestic Same-Store Sales	-4.2%	-6.8%	-4.7%	0.7%	-2.8%	0.1%

International Same-Store Sales	-6.0%	-1.3%	-4.6%	-3.8%	-2.0%	-3.3%

Hair Restoration Same-Store Sales	-2.0%	-1.6%	-1.8%	2.7%	-0.2%	1.2%

Consolidated Same-Store Sales	-4.2%	-5.7%	-4.5%	0.5%	-2.4%	-0.1%

International same-store sales for the quarter represent the 12-week period ended September 19, 2009 versus the 12-week period ended September 20, 2008.

Regis Corporation will announce first quarter 2010 earnings results on October 29, 2009. A conference call discussing first quarter results will follow at 3:00 p.m., Central time. Interested parties are invited to listen by logging on to www.regiscorp.com.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2009, the Company owned, franchised or held ownership interests in over 12,900 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. Regis also maintains a 49 percent ownership interest in Intelligent Nutrients, a business that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including a reconciliation of non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions, and in particular, continued weakness in the U.S. and global economies; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with the financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; the ability of the Company to consummate the planned closure of salons and the related realization of the anticipated costs, benefits and time frame; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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